Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Bank of America, National Association:

We have examined Bank of America, National Association’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions backed by retail installment sales contracts and installment loans made to retail consumers and secured by motor vehicles, completed by Bank of America Auto Receivables Securitization, LLC on or after January 1, 2006, for which the Company acted as Servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, where the related asset-backed securities were outstanding during the period from January 1, 2012 through December 31, 2012 (the “Platform”) described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (the “Compliance Statement”) as of December 31, 2012 and for the year then ended, excluding criteria 1122(d)(1)(iii)-(iv), 1122(d)(2)(ii)-(iii), 1122(d)(3)(ii)-(iv), 1122(d)(4)(ix)-(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in the Compliance Statement, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i) and 1122(d)(4)(ii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

PricewaterhouseCoopers LLP, 214 N. Tryon Street, Charlotte, NC 28202

T: (704) 344 7500, F: (704) 344 4100, www.pwc.com/us

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to the Company during the year ended December 31, 2012:

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4(vi): Certain extensions of the payment due dates of obligors’ pool assets were not made, reviewed and approved in accordance with the Company’s policies and procedures as required by the transaction agreements; and

•	4(xiv): Certain charge-offs were not recognized and recorded in accordance with the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, Bank of America, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2012 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 25, 2013

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